UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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MGM MIRAGE
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS

MGM MIRAGE
3600 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NEVADA 89109

TO BE EFFECTIVE ON OCTOBER 6, 2008
DATE FIRST MAILED TO STOCKHOLDERS: SEPTEMBER 8, 2008

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

To the stockholders of
MGM MIRAGE:

This Notice and the accompanying Information Statement are being furnished to the stockholders of MGM MIRAGE, a Delaware corporation, in connection with action taken by the holder of more than a majority of our issued and outstanding voting securities, approving, by written consent dated August 26, 2008, (1) the amendment of the MGM MIRAGE 2005 Omnibus Incentive Plan to (A) increase the number of shares of our common stock, $.01 par value per share, subject to the 2005 Plan by 15,000,000 shares and (B) authorize an exchange program to replace eligible stock options and stock appreciation rights held by our employees with new restricted stock units; and (2) the amendment of the MGM MIRAGE 1997 Non-Qualified Stock Option Plan to permit the Compensation Committee of the Board of Directors to implement a “net gain” procedure for exercise of options outstanding under the 1997 Plan. The primary purposes of these amendments is to increase the retention and motivational value of the 2005 Plan by offering our employees the opportunity to exchange equity awards which are significantly underwater, i.e., the exercise price is significantly greater than the current market trading price of our common stock, and to afford the Compensation Committee greater flexibility in the administration of our equity-based employee benefit plans in furtherance of its efforts to provide meaningful equity-based retention incentives for key existing employees and recruitment incentives for new employees.

As the matters set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by the written consent of the holder of more than a majority of our voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information and also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

By order of the Board of Directors,

J. Terrence Lanni
Chairman of the Board of Directors and
Chief Executive Officer

Las Vegas, Nevada
September 8, 2008

(i)

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

INFORMATION STATEMENT
September 8, 2008

GENERAL

This Information Statement is furnished to holders of record of the common stock, par value $.01 per share, of MGM MIRAGE, a Delaware corporation (which is referred to as “we,” “us,” “our,” the “Company” and “MGM MIRAGE”), on August 26, 2008, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C under the Exchange Act. The purpose of this information statement is to inform all stockholders of the approval of: (1) amendments to the MGM MIRAGE 2005 Omnibus Incentive Plan (the “2005 Plan”) increasing the number of shares of our common stock subject to the 2005 Plan by 15,000,000 shares and authorizing an exchange program to replace eligible options and stock appreciation rights (“SARs”) held by our active employees with new restricted stock units (“RSUs”) to be issued under the 2005 Plan; and (2) an amendment to the MGM MIRAGE 1997 Non-Qualified Stock Option Plan (the “1997 Plan” and together with the 2005 Plan, the “Plans”) permitting the Compensation Committee of the Board of Directors to implement a “net gain” procedure for exercise of options outstanding under the 1997 Plan. This information statement was first mailed to you on September 8, 2008.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY.

We are not seeking consent, authorization or proxies from you because the consent of the stockholder entitled to cast the required number of votes has been obtained. The exchange of eligible options and SARs is expected to be completed on or about Monday, October 6, 2008, but in no event will the exchange be completed prior to the date that is 20 business days after the date this information statement is sent or given to our stockholders. This information statement also serves as notice to you of an action taken by less than unanimous written consent, which is required by Section 228 of the Delaware General Corporation Law.

Pursuant to the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the actions described herein, and we will not independently provide stockholders with any such right.

As of August 26, 2008, the date on which the holder of a majority of the outstanding shares of our common stock approved the amendments to the Plans and the deemed record date, there were 276,458,498 shares of our common stock outstanding, each of which is entitled to one vote per share. We have received the written consent approving the amendment from Tracinda Corporation, our principal stockholder, which owns 148,837,330 shares (or 53.8%, of the outstanding shares.) of our common stock.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Shown below is certain information as of August 26, 2008 with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of shares of our common stock by the only persons or entities known to us to be a beneficial owner of more than five percent of the outstanding shares of our common stock and by our Named Executives, as such term is defined in “Compensation Discussion and Analysis” on page 11, by each of our directors and by all of our directors and executive officers as a group.

	Amount Beneficially		Percent of
Name, Title and Address(1)	Owned(2)		Class(3)

Tracinda Corporation	148,837,330	(4)	53.8%
150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212
Infinity World (Cayman) L.P.	26,048,738	(5)	9.4%
Emirates Towers, Level 47 Sheikh Zayed Road Dubai, United Arab Emirates
J. Terrence Lanni	1,216,700	(6)(7)	(8)
Chairman of the Board of Directors and Chief Executive Officer
Daniel J. D’Arrigo	206,256	(6)	(8)
Executive Vice President and Chief Financial Officer
James J. Murren	2,465,324	(6)(9)	(8)
Director, President and Chief Operating Officer
Robert H. Baldwin	957,887	(6)	(8)
Director and Chief Design and Construction Officer
Gary N. Jacobs	796,614	(6)(10)	(8)
Director, Executive Vice President, General Counsel and Secretary
Aldo Manzini	40,000	(6)	(8)
Executive Vice President and Chief Administrative Officer
Willie D. Davis	78,396	(11)	(8)
Director
Kenny C. Guinn	4,000	(11)	(8)
Director
Alexander M. Haig, Jr.	78,800	(11)	(8)
Director
Alexis Herman	32,800	(11)	(8)
Director
Roland Hernandez	45,500	(11)(12)	(8)
Director
Kirk Kerkorian	148,837,330	(4)	53.8%
Director
Anthony Mandekic	14,000	(11)	(8)
Director
Rose McKinney-James	15,100	(11)	(8)
Director
Daniel J Taylor	8,000	(11)	(8)
Director
Melvin B. Wolzinger	93,300	(11)	(8)
Director
All directors and executive officers as a group (24 persons)	155,334,874	(6)(13)	55.0%

(1)	Unless otherwise indicated, the address for the persons listed is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)	For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of August 26, 2008 and the total number of shares subject to stock options and stock appreciation rights exercisable as of August 26, 2008 or that become exercisable within 60 days thereafter held by such person or group. The number of shares of common stock outstanding as of August 26, 2008 was 276,458,498.

(4)	Based upon a Schedule 13D/A filed September 3, 2008 with the Securities and Exchange Commission (the “SEC”) by Tracinda Corporation (“Tracinda”), a Nevada corporation and wholly owned by Kirk Kerkorian. Mr. Kerkorian, who is the Chairman, President, Chief Executive Officer and sole director of Tracinda, and Mr. Mandekic, who is the Treasurer and Secretary of Tracinda, are the sole officers of Tracinda. Tracinda has pledged 50 million shares of our common stock pursuant to a revolving bank credit facility.

(5)	Based upon a Schedule 13D/A filed August 15, 2008 with the SEC by Infinity World (Cayman) L.P. and its affiliates.

(6)	Included in these amounts are 1,180,000 shares, 202,000 shares, 2,220,000 shares, 927,187 shares, 757,800 shares and 40,000 shares underlying options that are exercisable as of August 26, 2008 or that become exercisable within 60 days thereafter held by the Lanni Family Trust, of which Mr. Lanni is Trustee and by Messrs. D’Arrigo, Murren, Baldwin, Jacobs and Manzini, respectively. Mr. Baldwin disclaims beneficial ownership of 123,397 shares underlying such options which were the subject of a divorce decree.

(7)	Includes 36,700 shares held by the Lanni Family Trust, of which Mr. Lanni is Trustee.

(8)	Less than 1%.

(9)	Includes 22,870 shares held by Acorn Partners, LP on behalf of the Murren Children’s Trust, of which Mr. Murren is co-Trustee, and 222,454 shares held by the Murren Family Trust, of which Mr. Murren is co-Trustee.

(10)	Includes 30,024 shares held by a Grantor Retained Annuity Trust, of which Mr. Jacobs is Trustee.

(11)	Included in these amounts are shares underlying options and SARs that are exercisable as of August 26, 2008 or become exercisable within 60 days thereafter, held as follows: Mr. Davis, 45,750 shares; Mr. Guinn, 4,000 shares; Mr. Haig, 74,000 shares; Ms. Herman, 31,000 shares; Mr. Hernandez, 31,000 shares; Mr. Mandekic, 12,000 shares; Ms. McKinney-James, 15,000 shares; Mr. Taylor, 8,000 shares; and Mr. Wolzinger, 59,000 shares.

(12)	Included in this amount are 4,500 shares, 2,000 shares of which the direct ownership is held by Mr. Hernandez, 1,000 shares of which are held by the Roland Hernandez SEP Retirement Account, of which Mr. Hernandez is the beneficiary and 1,500 shares of which are held by Mr. Hernandez as custodian pursuant to the California Uniform Transfer to Minors Act in the amounts set forth for the following persons: 500 shares for Katherine Hernandez, 500 shares for Charles Hernandez and 500 shares for Roland Scott Hernandez. Mr. Hernandez disclaims beneficial ownership of such 1,500 shares held as custodian pursuant to the California Uniform Transfer to Minors Act.

(13)	Also included are 289,750 shares subject to stock options or stock appreciation rights exercisable as of August 26, 2008 or that become exercisable within 60 days thereafter held by non-employee directors and 426,700 shares underlying options that are exercisable as of August 26, 2008 or that become exercisable within 60 days thereafter held by executive officers other than the Named Executives.

APPROVAL OF AMENDMENTS TO THE
MGM MIRAGE 2005 OMNIBUS INCENTIVE PLAN AND
THE MGM MIRAGE 1997 NON-QUALIFIED STOCK OPTION PLAN

Description of the Amendments

General.  Based on the recommendation of the Compensation Committee, our Board of Directors has determined that it is in our best interests to increase the number of shares of common stock subject to the 2005 Plan by 15,000,000 shares, to implement an exchange program for our active employees, including executive officers, with respect to eligible options and SARs issued under the 2005 Plan and to permit the Compensation Committee to implement a “net gain” procedure for exercise of options granted under the 1997 Plan. The Board of Directors and our majority stockholder approved these amendments on August 26, 2008. The closing price of our common stock, which is listed on the New York Stock Exchange (MGG), on September 4, 2008 was $32.44.

Our compensation philosophy is intended to attract, retain and motivate employees using an appropriate mix and various levels of cash and equity compensation. (See “Compensation Discussion and Analysis” below at page 11.) We consider the grant of equity awards an important element in achieving these objectives. Many of our options and SARs are less effective tools for retention and motivation of our employees because their exercise prices are significantly in excess of the current trading price of our common stock. As of September 4, 2008, the date we used to determine the fair market value of outstanding options and SARs, employees held options or SARs to purchase approximately 4.7 million shares of our common stock (or approximately 17% of shares underlying all outstanding options and SARs) with an exercise price of $43.25 or more, that is, at least 33 1/3% greater than the closing price of the common stock on that date ($32.44). We believe that this detracts from the effectiveness of the 2005 Plan and our overall compensation.

Increase in the Number of Shares under the 2005 Plan.  We believe that the 2005 Plan has helped us to compete for, motivate and retain high caliber executive, administrative and professional employees. On August 26, 2008, approximately 1.2 million shares of common stock remained available for awards under the 2005 Plan. While we expect that this number may increase somewhat as a result of the exchange program described below, we believe the addition of 15,000,000 shares to the 2005 Plan will provide the Compensation Committee with the flexibility needed to implement our compensation goals in the future.

Our executive officers and directors have an interest in the increase in the number of shares available for awards under the 2005 Plan since each is an eligible participant in awards under the 2005 Plan. We intend to file a supplemental listing application with the New York Stock Exchange, where our common stock is listed, with respect to the additional 15,000,000 shares which will be available for grant under the 2005 Plan. This increase will be effective on October 6, 2008.

Implementation of an Exchange Program.  Our Board of Directors and principal stockholder have approved an amendment to the 2005 Plan to permit an offer to our active employees to exchange certain of their options and SARs for new restricted stock units (“RSUs”), each of which represents the right to acquire, with no cash outlay by the holder, one share of our common stock (the “Exchange Program”). The Exchange Program has been designed to increase the retention and motivational value of awards granted under the 2005 Plan for many of our employees. In addition, the Compensation Committee determined that by exchanging options and SARs for RSUs, we will reduce the number of shares of common stock subject to equity awards, thereby reducing potential dilution to our stockholders in the event of significant increases in the value of our common stock.

In order to be eligible to be exchanged, an option or SAR granted under the 2005 Plan must have an exercise price of $43.25 or more, that is, at least 33 1/3% greater than the closing price of our common stock on September 4, 2008 ($32.44) (“Eligible Awards”). Options or SARs holders are eligible to participate in the Exchange Program if: (1) the holder is an active employee of MGM MIRAGE or one of our subsidiaries and has not submitted or received notice of termination of employment before the date on which we accept and cancel Eligible Awards tendered in the Exchange Program and grant RSUs; and (2) the holder’s options or SARs to be tendered are Eligible Awards and have not expired or been exercised on or before their acceptance and cancellation by us pursuant to the Exchange Program.

The Exchange Program is open to all eligible employees, including executive officers, who hold Eligible Awards. As of September 4, 2008. approximately 266 employees, who are not executive officers, held Eligible

Awards relating to 4,274,500 shares of common stock, with exchange ratios ranging from 3.81 to 10.47. None of our directors who are also executive officers held any Eligible Awards, and non-employee directors are not eligible to participate in the Exchange Program. Mr. D’Arrigo and Mr. Manzini, who are Named Executives but not directors, held Eligible Awards relating to 150,000 shares and 200,000 shares, respectively, with exchange ratios of 8.64 and 6.36, respectively. Our remaining executive officers, as a group, held Eligible Awards relating to 122,500 shares of common stock, with exchange ratios ranging from 5.17 to 8.64.

An eligible employee who properly surrenders an Eligible Award for exchange will receive RSUs representing the right to receive fewer shares than were subject to the surrendered Eligible Award. The exchange ratios, which determines how many RSUs will be exchanged for each Eligible Award, have been calculated by the Compensation Committee’s independent consultant using the Black-Scholes valuation model and taking into consideration, among other factors, historical volatility of our stock price, the closing price of our stock on September 4, 2008 ($32.44), the exercise price of the Eligible Awards and an estimate of the remaining life based on approximately 64% of the remaining contractural life of the Eligible Awards. The value of RSUs offered will be equal to the Black-Scholes option value (computed based on the factors described in the previous sentence) of the tendered Eligible Awards. Fractional shares will be rounded down to the nearest whole number.

While the Exchange Program commenced on September 8, 2008, no Eligible Awards will be accepted for exchange, and the exchange offer will remain open, until 5:00 p.m., Pacific time, on Monday, October 6, 2008, or later if the offer is extended.

Participation in the Exchange Program is voluntary and in the sole discretion of each employee. As a result, we cannot predict how many individuals will participate, how many Eligible Awards will be tendered or the benefits or amounts that will be received by any participant or groups of participants. In addition, there is no assurance that the price of our common stock will remain at its current level, the Eligible Awards will remain underwater for their remaining term or that an employee will have a better financial result if he or she retains or exchanges his or her Eligible Awards.

The RSUs do not have an expiration date. They will automatically vest according to their vesting schedule, as described below. However, if the employment of the holder of RSUs terminates, the RSUs will be subject to forfeiture on the same terms as the Eligible Awards for which they were exchanged. The principal difference between SARs or options and RSUs is that when the market price of the underlying shares declines below the applicable exercise price, as it has been in the case of the Eligible Awards, the options or SARs have no realizable value. In contrast, RSUs continue to have value even if the market price of our common stock has declined below its value at the time of grant.

RSUs will not vest before July 1, 2009. If any part of an Eligible Award surrendered in the Exchange Program is exercisable at the time of the exchange or from the time of the exchange to July 1, 2009, the RSUs issued in the exchange with respect to the vested portion of the Eligible Award will vest on July 1, 2009. No payment is required from the holder upon vesting of RSUs and issuance of the related shares of common stock. However, tax withholding requirements upon vesting of RSUs will be satisfied by the retention by us of shares with the requisite value to satisfy that requirement. Other than as described, the terms of the RSUs, including subsequent vesting, will be the same as the Eligible Awards for which they were exchanged.

RSUs granted pursuant to the Exchange Program are not actual shares of our common stock. No one will become an MGM MIRAGE stockholder when the holder receives RSUs. Holders of RSUs will not be entitled to dividend equivalents if we should declare a dividend on the common stock before the RSU vests. In addition, holders of RSUs will not have voting rights with respect to the shares of common stock underlying the RSU. When the RSUs vest, the holder will receive shares of our common stock and will have the rights of an MGM MIRAGE stockholder with respect to those shares and may transfer or sell the shares, subject to required tax withholding and compliance with applicable securities laws, MGM MIRAGE trading policies and any other applicable laws, rules and regulations.

We expect that the Exchange Program will be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. federal income tax purposes by us or holders of Eligible Awards upon cancellation of Eligible Awards or grant of RSUs. See “Description of the Plans — Certain Federal Income Tax Consequences — Other Stock-Based or Performance-Based Awards.”

Implementation of Net Gain Exercises under the 1997 Plan.  Our Board of Directors and principal stockholder have approved an amendment to the 1997 Plan which authorizes the Compensation Committee to allow the use of a “net gain” procedure for the exercise of options outstanding under the 1997 Plan. Before adoption of this amendment, the 1997 Plan provided that options granted thereunder could be exercised only upon delivery to us of the exercise price and applicable tax withholding in cash or previously owned shares of common stock, through a cashless exercise authorized by the Compensation Committee or any combination of the foregoing. The Compensation Committee already has the authority under the terms of the 2005 Plan to allow the use of a net gain procedure for options outstanding under the 2005 Plan.

The net gain procedure, is intended to work, in effect, like a stock-settled SAR. An option holder who elects to use the net gain procedure will receive the number of shares of common stock with a value equal to the difference between the market price on the date of exercise and the exercise price of the option, less applicable tax withholding. For example, if an optionee has an option to acquire 300 shares at an exercise price of $10.00 per share and exercises the option when the market price is $30.00 and the withholding rate is 30%, the optionee would receive 140 shares (100 shares would be withheld to pay the exercise price and 60 shares would be withheld to pay the required withholding tax. We believe the net gain procedure is in our best interests since it will decrease potential dilution on exercise of options.

Description of the Plans

General.  The 1997 Plan has expired. While no additional options may be granted pursuant to that plan, options to purchase approximately 10.4 million shares of common stock remain outstanding under the 1997 Plan. As a result of the amendment increasing the number of shares subject to the 2005 Plan, there will be approximately 16.2 million shares available for grant pursuant to that plan upon effectiveness of the amendment, i.e., October 6, 2008, before giving effect to the results of the Exchange Program. As of September 4, 2008, approximately 1.5 million shares had been issued upon exercise of options or SARs granted under the 2005 Plan.

The Plans are administered by the Compensation Committee, whose members are appointed by the Board of Directors and are independent under criteria set by the New York Stock Exchange and our Board of Directors. All of our directors and employees, including our executive officers, and those of our subsidiaries are eligible to receive equity awards under the 2005 Plan. As of September 4, 2008, there were 14 executive officers, 14 directors (of whom four were also executive officers and ten were non-employee directors) eligible to participate in, and held options or SARs under, the 2005 Plan; and approximately 65,000 other employees (including officers who are not executive officers) were eligible to participate in the 2005 Plan, of whom approximately 688 employees held outstanding options or SARs under the Plans, including 198 under the 1997 Plan and 490 under the 2005 Plan. The exercise or strike price in each instance is 100% of the fair market value of our common stock on the date of grant. Under the 1997 Plan the exercise price is payable as described above in “Implementation of Net Gain Exercise under the 1997 Plan.” Under the 2005 Plan, the Compensation Committee has sole discretion to determine the procedure for paying the exercise price.

Purpose.  The 2005 Plan is designed to advance our interests and those of our stockholders by providing key management employees, non-employee directors and other eligible participants with financial incentives, through stock and performance based awards, to: align participants’ interests with the interests of the Company’s stockholders in our long-term success; provide management with an equity ownership tied to our performance; attract, motivate and retain key employees and non-employee directors; and provide incentive to management for continuous employment with us.

Effective Date and Term.  The 2005 Plan became effective May 3, 2005 and will terminate on the earlier of the date that all shares reserved for issuance have been awarded or May 3, 2015.

Administration and Eligibility.  Among other powers, the Compensation Committee has full and exclusive power to: interpret the terms and the intent of the 2005 Plan and any award agreement; determine eligibility for awards; determine award recipients; establish the amount and type of award; determine the fair market value of our common stock; determine the terms and conditions of awards; grant awards; and make all other determinations relating to the 2005 Plan.

The Compensation Committee may delegate to one or more of its members, agents or advisors or to one or more of our officers, or those of our subsidiaries or affiliates, such administrative duties or powers as it may deem advisable. The Compensation Committee may authorize one or more of our officers to designate employees to be recipients of awards and/or determine the size of any such award; provided that (i) the Compensation Committee may not delegate such authority with respect to awards to be granted to any of our officers or other directors or a person who beneficially owns more that ten percent of the common stock, (ii) the authorizing resolution of the Compensation Committee must state the total number of awards that may be so granted; and (iii) the officer must report periodically to the Compensation Committee about the nature and scope of the awards granted.

Types of Awards.

General.  The 2005 Plan permits the Compensation Committee, in its sole discretion, to grant various forms of incentive awards. The Compensation Committee has the power to grant stock options, SARs, restricted stock, RSUs, performance shares, performance units and other stock based awards. Each award will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the 2005 Plan and may also be subject to other terms and conditions consistent with the 2005 Plan that the Compensation Committee deems appropriate, including accelerated vesting or settlement in the event of a participant’s death, disability or termination of employment. The provisions of the various agreements entered into under the 2005 Plan do not need to be identical.

Stock Options.  Stock options allow the participant to buy a certain number of shares of the common stock at an exercise price equal to at least the fair market value (as determined by the Compensation Committee) on the date the option is granted. Stock options may be incentive stock options intended to qualify for special tax treatment or nonqualified stock options. Specific terms of the option are set by the Compensation Committee and reflected in each award agreement. Upon exercise of a stock option, the participant may pay the exercise price using (i) cash, common stock, or a combination of cash and common stock, or (ii) a cashless exercise procedure through the participant’s broker, or (iii) any other payment method approved or accepted by the Compensation Committee, including the net gain procedure described above. The maximum term of stock options is ten years.

Stock Appreciation Rights.  SARs entitle the participant to receive a payment equal to the “spread” between the exercise price of the right and the fair market value of the shares subject to the right on the date of exercise. SARs may be free standing or granted in tandem with a stock option. The Compensation Committee will determine the term of any SAR granted, provided that no SAR, including an SAR issued in tandem with a stock option, may be exercised after the tenth anniversary of its grant date.

Restricted Stock and Restricted Stock Units.  An award of restricted stock involves the immediate transfer to the participant of a specific number of shares which are subject to a risk of forfeiture and a restriction on transferability. This restriction will lapse following a stated period of time, upon attainment of specified performance targets or some combination of the foregoing. A holder of restricted stock may have all of the rights of a holder of common stock (except for the restriction on transferability), including the right to vote and receive dividends unless otherwise determined by the Compensation Committee and set forth in the award agreement. A restricted stock unit is similar to restricted stock except no shares are issued. In addition, holders of RSUs will have no voting rights, but may be entitled, if so determined by the Compensation Committee, to receive dividend equivalents, which entitle the holder to be credited with an amount equal to all cash dividends paid on the shares underlying RSUs while the units are outstanding and which are converted into additional RSUs.

Performance Awards.  The Compensation Committee may grant performance awards in the form of performance shares or performance units and will set the specific terms of any such award. The Compensation Committee will set the initial value of each performance unit at the time of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant, as determined by the Compensation Committee. The Compensation Committee will set performance goals which, depending on the extent to which they are met, will determine the value and/or the number of performance units/shares to be paid to the participant. Holders of performance share awards will have voting rights only upon issuance of the underlying shares. The Compensation Committee may grant holders of performance share awards the right to receive dividend equivalents, which may be paid currently or accumulated and paid to the extent that performance shares become non-forfeitable, as determined by the Compensation Committee. Dividend equivalents may be settled in cash, shares or a combination of both. Holders of performance units have no voting rights or dividend rights associated with those awards.

Other Stock-Based Awards.  The Compensation Committee may also grant other types of stock-based awards, including the grant or offer for sale of unrestricted shares of our common stock. The terms of any such award will be at the discretion of the Compensation Committee, subject to the terms of the 2005 Plan.

Shares Available for Awards; Maximum Awards.  A total of approximately 16.2 million shares of our common stock will be available for issuance to participants on October 6, 2008, the effective date of the amendment increasing the number of shares under the 2005 Plan by 15,000,000 shares and before giving effect to the Exchange Program. Unless the Compensation Committee determines that an award is not to qualify as performance based compensation, the maximum number of shares for either stock option or SAR awards to a participant in any one year is, as to each of the foregoing, 2,000,000 shares. The maximum aggregate grant for awards of either (i) restricted stock or restricted stock units, (ii) performance units or performance shares or (iii) other stock based awards to a participant in any one year is, as to each of the foregoing, 700,000.

Adjustments for Corporate Changes.  In the event of a recapitalization, reclassification or other specified event affecting us or shares of our common stock, the Compensation Committee shall make appropriate and proportionate adjustments in the number and kind of shares that may be issued under the 2005 Plan, as well as other maximum limitations under the 2005 Plan, and the number and kind of shares of common stock or other rights and prices under outstanding awards.

Performance Measures.  The 2005 Plan provides that, with respect to certain awards, the Compensation Committee may make the degree of payout and/or vesting dependent upon the attainment of certain performance measures set forth in the 2005 Plan. Performance goals with respect to awards intended to qualify as performance based compensation are limited to the following performance measures: net earnings or net income (before or after taxes); earnings per share; net sales or revenue growth; net operating profit; return measures (including return on assets, capital, invested capital, equity, sales or revenue); cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); EBITDA; gross or operating margins; productivity ratios; share price (including growth measures and total shareholder return); expense targets; margins; operating efficiency; market share; customer satisfaction; working capital targets; and economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Performance measures may be used to measure our performance together with our subsidiaries as a whole or any of our business units or any combination thereof. Performance measures may also be established relative to: (i) peer companies selected by the Compensation Committee; (ii) internal goals; or (iii) levels attained in prior years. The Compensation Committee may provide in any award that an evaluation of performance may include or exclude various events, including asset write-downs, the effect of changes in the tax laws and extraordinary items such as acquisitions or divestitures. In addition, if applicable tax and/or securities laws and applicable New York Stock Exchange rules change to permit Compensation Committee discretion to alter the governing performance measures, then the Compensation Committee may make such changes without seeking stockholder approval.

Tax Withholding.  To the extent that a participant incurs any tax liability in connection with the exercise or receipt of an award under the 2005 Plan, we have the right to deduct or withhold, or to require the participant to pay to us, the minimum statutory amount to satisfy federal, state and local tax withholding obligations. In addition, the Compensation Committee may allow the participant to satisfy the withholding obligation by allowing us to withhold a portion of the shares to be issued to the participant. Those shares would be available for future awards under the 2005 Plan.

Transferability.  All awards under the 2005 Plan are nontransferable other than by will or the laws of descent and distribution, provided that, with respect to awards other than incentive stock options, the Compensation Committee may, in its sole discretion, permit transferability to a family member or family trust, foundation or other entity, on a general or specific basis. Unless otherwise provided in the award agreement, awards granted under the 2005 Plan may be exercised only by the participant during the participant’s lifetime.

Amendment and Termination.  The Compensation Committee may, at any time and from time to time and in any respect, amend or modify the 2005 Plan. The Board must obtain stockholder approval of any material amendment to the 2005 Plan if required by any applicable law, regulation or stock exchange rule. In addition, no option or SAR award under the 2005 Plan may be repriced, replaced or regranted through cancellation without the prior approval of the stockholders, except for adjustments by the Compensation Committee for corporate changes described above. On August 26, 2008, our Board of Directors and majority stockholder approved an amendment to the 2005 Plan authorizing the Exchange Program described in this Information Statement. The Board of Directors may amend the 2005 Plan or any award agreement, which amendment may be retroactive, in order to conform it to any present or future law, regulation or ruling relating to plans of this or similar nature. No amendment or modification of the 2005 Plan or any award agreement may adversely affect any outstanding award without the written consent of the participant holding the award.

Future 2005 Plan Benefits.  Awards under the 2005 Plan are discretionary and cannot be determined at this time. Certain of our executive officers will be granted RSUs under the 2005 Plan if they elect to participate in the Exchange Program and satisfy the requirements for participation. See “Implementation of an Exchange Program.”

Certain Federal Income Tax Consequences.  The following is a brief description of certain federal income tax consequences that will generally apply to awards issued under the 2005 Plan, based on current federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. Participants in the 2005 Plan should not rely on this discussion for individual tax advice, as each participant’s situation and the tax consequences of exercising awards and disposing of the underlying shares of common stock will vary depending upon the specific facts and circumstances involved. Each participant is advised to consult with his or her own tax advisor.

Incentive Stock Options.  A participant will not recognize income upon the grant or exercise of an award that qualifies as an incentive stock option (“ISO”) under the 2005 Plan. However, the difference between the fair market value of the stock on the date of exercise and the exercise price is an item of tax preference which may cause the participant to be subject to the alternative minimum tax in the year in which the ISO is exercised.

If a participant exercises an ISO and does not dispose of the underlying shares within (i) two years from the date of grant of the ISO, and (ii) one year from the date of exercise, the participant will generally recognize capital gain or loss on a subsequent sale of the stock equal to the difference between the sales price and the exercise price. If a participant disposes of common stock acquired upon exercise of an ISO before the expiration of either the two-year or the one-year holding periods described in the preceding sentence (each a “disqualifying disposition”), the participant will generally realize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess of the fair market value of the shares on the date of disposition over the exercise price. The remaining gain, if any, will be taxed to the participant as long-term or short-term capital gain depending on the holding period for such shares. We will not be allowed any deduction for federal income tax purposes at either the time of grant or the time of exercise of an ISO. Upon any disqualifying disposition by a participant, we will generally be allowed a deduction to the extent the participant realizes ordinary income.

Nonqualified Stock Options.  A participant who is granted an option under the 2005 Plan which does not qualify as an ISO shall be treated as having been granted a nonqualified stock option (“NQSO”).

Generally, the grant of an NQSO does not result in a participant recognizing income. Upon the exercise of an NQSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of the common stock at the time of exercise over the exercise price of the NQSO. We will generally be entitled to a deduction for federal income tax purposes in an amount equal to the amount included in income by the participant, provided we satisfy our information reporting obligations with respect to such income.

On a subsequent sale of the shares of the common stock, the participant will recognize capital gain or loss equal to the difference between the amount realized from the sale of stock and the participant’s adjusted basis in those shares, which will generally be the sum of the amount paid and the amount of income previously recognized by the participant in connection with the exercise of the NQSO. Such capital gain will be long or short term depending upon the holding period for such shares.

Stock Appreciation Rights.  In general, a participant will not recognize ordinary income for federal income tax purposes upon the grant of an SAR, and we will not be entitled to a deduction at that time. Upon the exercise of an SAR, the participant will recognize ordinary income equal to the amount by which the fair market value of a share on the exercise date exceeds the exercise price of the SAR, multiplied by the number of shares with respect to which the participant exercises his or her SAR. We will be entitled to a federal income tax deduction equal to the amount of ordinary income the recipient is required to recognize in connection with the exercise. The participant’s basis in those shares will equal their fair market value on the date of their acquisition.

In general, the issuance of a tandem SAR will not result in a participant recognizing ordinary income. We will not be entitled to a deduction at such time. Upon the exercise of a tandem SAR, the participant will recognize ordinary income equal to the amount by which the fair market value of the shares acquired under the tandem SAR on the exercise date exceeds the exercise price of such shares. We will generally be entitled to a corresponding deduction equal to the amount of income recognized by the participant.

Restricted Stock.  In general, a participant will not recognize any income upon an award of restricted stock, provided such stock is subject to a substantial risk of forfeiture and is nontransferable. The participant will recognize ordinary income, for federal income tax purposes, at the time the restricted stock is no longer subject to a substantial risk of forfeiture or becomes transferable. The amount taxed to the participant is equal to the excess of the fair market value of the restricted stock at the time the restriction lapses over the amount (if any) paid for the restricted stock by the participant, and such income will generally be taxed at ordinary income rates. We will generally be allowed a federal income tax deduction in an amount equal to the amount included in income by the participant, provided such amount constitutes an ordinary and necessary business expense, and provided further that we satisfy our information reporting obligations with respect to such income. Such deduction will be allowed in the tax year in which the participant recognizes such income.

Within thirty (30) days after the date restricted stock is transferred pursuant to an award, a participant may elect under Section 83(b) of the Code to be taxed on the fair market value of the restricted stock at the time of the award, rather than at the time the restricted stock is no longer subject to a substantial risk of forfeiture or becomes transferable. In such case, we would be allowed a federal income tax deduction in the year of the award. If such an election is made, the participant will not recognize any income at the time the restricted stock becomes unrestricted. If the participant subsequently forfeits the restricted stock, the participant will not be allowed a deduction in respect of such forfeiture, and no refund will be available to the participant for the taxes previously paid, nor shall we have any obligation to reimburse the participant.

Regardless of whether a participant makes a Code Section 83(b) election, upon a subsequent sale or exchange of the restricted stock, the participant will recognize capital gain or loss based on the difference between the amount realized from the sale of stock and the participant’s adjusted basis in those shares, which will generally be the sum of the amount paid (if any) and the amount of income previously recognized by the participant. The capital gain or loss will be long-term gain or loss if the shares are held by the participant for at least one year after the restrictions lapse or the shares become transferable, whichever occurs first. If a Code Section 83(b) election is made, the participant’s holding period in the shares will begin to run from the date of the transfer.

Other Stock-Based or Performance-Based Awards.  The recipient of RSUs, performance units/shares or other stock-based or performance-based awards under the 2005 Plan will not recognize taxable income at the time of grant as long as the award is nontransferable and is subject to a substantial risk of forfeiture as a result of performance-based vesting targets, continued services requirements or other conditions that must be satisfied before delivery of shares can occur. The recipient will generally recognize ordinary income when the substantial risk of forfeiture expires or is removed. We will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. On a subsequent sale of the shares, the recipient will recognize capital gain or loss equal to the difference between the sales price and the participant’s adjusted basis in those shares, which will generally be the amount of income previously recognized by the participant.

Miscellaneous Tax Issues.  Compensation to a participant who is an employee which results from awards under the 2005 Plan will constitute wages for purposes of the Federal Insurance Contributions Act and the Federal Unemployment Tax Act and thus will result in additional tax liability to us, generally with respect to each award at the time that such award is no longer subject to a substantial risk of forfeiture or becomes transferable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the “Compensation Discussion and Analysis” included in this Information Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement.

ANTHONY MANDEKIC, Chair
WILLIE D. DAVIS
KENNY C. GUINN
DANIEL J. TAYLOR
MELVIN B. WOLZINGER

The foregoing report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

Compensation Committee Interlocks and Insider Participation

Messrs. Mandekic and Taylor are executives of Tracinda.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Roles in Establishing Compensation

Compensation Committee.  The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our employees, including the executive officers. The compensation for the chief executive officer, chief financial officer and the four other most highly compensated executive officers during 2007 (the “Named Executives”) is presented in the tables that follow this Compensation Discussion and Analysis, beginning with the “Summary Compensation Table.” The “Named Executives” are the Chief Executive Officer, any person who served as Chief Financial Officer in 2007, the other three most highly compensated executive officers of the Company at December 31, 2007, and an additional individual who would have been one of the most highly compensated executive officers but for the fact that he was not an executive officer at December 31, 2007.

The Compensation Committee recommends the executive compensation policy to the Board, determines compensation of our senior executives, determines the performance criteria and incentive awards to be granted pursuant to the MGM MIRAGE Annual Performance-Based Incentive Plan and administers and approves granting of share-based awards under the 2005 Plan. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. The Compensation Committee’s authority is not delegated to others.

The current members of the Compensation Committee are Anthony Mandekic (Chair), Willie D. Davis, Kenny C. Guinn, Daniel J. Taylor and Melvin B. Wolzinger. Each of the members of the Compensation Committee meets the current independence requirements of the Exchange’s listing standards.

Executive Officers.  In carrying out its functions, the Compensation Committee obtains recommendations from senior executives with respect to various elements of compensation, including, but not limited to, determining the employees, other than the management committee to whom share-based awards are granted and the amount of compensation to be paid to such employees. The Compensation Committee consults with the senior executives to obtain performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with the Chief Executive Officer regarding our performance goals and those of the executive officers. Furthermore, the Chief Executive Officer meets with the Chair of the Compensation Committee and our lead director to discuss the Chief Executive Officer’s performance during the prior year, including with respect to strategic planning, geographical and market expansion, management of new operations, projects and investments, succession planning and interactions and working relations with the Board.

Other than in connection with negotiating their respective employment agreements, the executive officers do not participate in determining the amount and type of compensation they are paid. Instead, the Compensation Committee’s assessment of the individual performance of the executive officers is based primarily on the Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of the executive officers as well as our overall performance.

Outside Consultants.  The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Compensation Committee in analyzing and reviewing the compensation policies, the elements of compensation and the aggregate compensation for the executive officers. Recently, the Compensation Committee engaged outside consultants as follows:

•	During 2005, Hewitt Associates LLC was engaged by the Compensation Committee to assist the Compensation Committee in developing the Company’s 2005 Omnibus Incentive Plan. This engagement involved assisting the Compensation Committee in preparing the corresponding documentation and determining the types of the incentive awards that may be awarded under such plan.

•	During 2005, 2006 and 2007, Hewitt Associates LLC was engaged by the Compensation Committee to assist the Compensation Committee in determining the long-term and short-term compensation strategies for the executive officers, including evaluating the appropriate peer group companies, the appropriate performance measures, the appropriate elements of compensation and the appropriate equity compensation.

•	During 2005, 2006 and 2007, Deloitte & Touche LLP was engaged by the Compensation Committee to perform certain agreed upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the Annual Performance-Based Incentive Plan and the corresponding non-equity incentive awards payable to the Named Executives under such plan.

•	During 2007, Towers Perrin HR Services was engaged by the Compensation Committee to assist the Compensation Committee in assessing the competitiveness of the Company’s retirement programs and equity grants to the executive officers as compared to the executive officers of the peer group. In addition, Towers Perrin HR Services reviewed the MGM MIRAGE Hospitality Incentive Plan regarding its relative competitiveness. The MGM MIRAGE Hospitality Incentive Plan is a program limited to key executives of MGM MIRAGE Hospitality, a newly formed subsidiary of the Company, none of whom are Named Executives.

•	During 2008, Frederic W. Cook & Co., Inc. was engaged by the Compensation Committee to assist it in assessing the 2005 Plan and the advisability and structure of the Exchange Program.

Objectives of Our Compensation Program

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for each of the Named Executives are to:

•	attract talented and experienced Named Executives and retain their services on a long-term basis;

•	motivate the Named Executives to achieve our annual and long-term strategic goals;

•	align the interests of the Named Executives with ours and those of our stockholders;

•	provide assurances of a minimum level of compensation while providing for a majority of the potential compensation to be dependent on the level of performance we achieve during the relevant year;

•	motivate and reward the Named Executives in connection with ongoing management of development projects;

•	motivate and reward the Named Executives in connection with negotiations of strategic partnerships; and

•	ensure favorable tax treatment to us for such compensation.

Certain Factors in Determining Compensation

Employment Agreements.  We have entered into employment agreements with each of the Named Executives, including Daniel J. D’Arrigo, with whom we entered into a new employment agreement in December 2007 in connection with his promotion to Executive Vice President and Chief Financial Officer, and Aldo Manzini, who we hired as Executive Vice President and Chief Administrative Officer in March 2007. The Compensation Committee believes this is necessary to retain and ensure the continued availability of the Named Executives to develop and implement our strategic plans throughout the world, including, for example developing CityCenter on the Las Vegas Strip, MGM Grand Macau and MGM MIRAGE Hospitality LLC’s development projects. The employment agreements determine the annual base salaries and severance benefits for the Named Executives, in each case, as further described below.

Annual Performance-Based Incentive Plan for Executive Officers.  As further described below, the Compensation Committee adopts performance goals on an annual basis, including specific performance objectives, and establishes computation formulae or methods for determining each participant’s non-equity incentive award for that year under the MGM MIRAGE Annual Performance-Based Incentive Plan for Executive Officers. For fiscal 2008, Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond will be the sole participants in this plan. Once the performance goals and individual participation percentage have been set, the Compensation Committee has no discretion to increase the amount of any participant’s non-equity incentive award payable under the plan as determined by the formulae. However, even if the performance goals are met for any particular year, the Compensation Committee has the authority to reduce or totally eliminate any participant’s non-equity incentive award.

In determining the threshold target and maximum non-equity incentive awards that should be paid to the participants, the Compensation Committee reviews our most recent results of operations, our performance in recent years relative to the corresponding performance measures, the participant’s individual performance, the compensation paid to the participants in the prior years, and, to a lesser extent, the compensation of executive officers at companies within the peer group described below.

In addition, the Compensation Committee also considers the tax benefits of allocating a certain amount of total compensation as performance-based compensation rather than as base salary. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to such company’s executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Therefore, the Compensation Committee has determined that a majority of the potential compensation payable to the participants on an annual basis should be based on the achievement of qualified performance-based targets to ensure that, whenever possible, such compensation is tax deductible to us.

Targeted Overall Compensation and Peer Group Review.  In order to assess whether our compensation to the executive officers is fair, reasonable and competitive, the Compensation Committee periodically gathers data regarding compensation practices of other public and private companies in our industry. The relevant information for members of the peer group are gathered from publicly-available proxy data, which data generally reflects only the compensation paid by these companies in years prior to their disclosure. In determining the compensation for 2007, the Compensation Committee reviewed the compensation data of the following companies:

•	Boyd Gaming Corporation

•	Harrah’s Entertainment Inc.

•	Hilton Hotels Corporation

•	International Game Technology

•	Las Vegas Sands Corporation

•	Marriot International, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Station Casinos, Inc.

•	Wynn Resorts, Limited

When reviewing the compensation of the Named Executives of the peer group, the Compensation Committee compared the market overlap, results of operations, stockholders’ equity and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviewed the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with the compensation of our executive officers with comparable duties and responsibilities. The purpose of reviewing such data regarding the peer group was for the Compensation Committee to determine whether the compensation paid to our executive officers was generally competitive with that paid by the peer group companies to their executive officers. Because we strive to retain the Named Executives in a highly competitive industry, and because the Compensation Committee believes that we require the Named Executives to execute on average more complex and geographically diverse business operations than those required of the Named Executives of many of the other companies in the peer group, the Compensation Committee believes that the Named Executives should generally be compensated at the higher end of the range of the compensation paid by the peer group.

Although the Compensation Committee believes that it is important to periodically review the compensation policies of the peer group, the Compensation Committee also believes that each company must adopt a compensation policy that incorporates the business objectives and culture of such company. Therefore, while the Compensation Committee reviews the data, including the total and type of compensation paid to executive officers, pertaining to the peer group companies to ensure that the compensation paid to the executive officers remains competitive, the Compensation Committee does not annually adjust the compensation paid to the executive officers based on the compensation policies or activities of the companies in the peer group.

Elements of Compensation

Base Annual Compensation.  The executive officers’ respective employment agreements provide for annual base salaries as described under “— Certain Factors in Determining Compensation — Employment Agreements” and “Summary Compensation Table.” In connection with finalizing the employment agreements with Messrs. Lanni, Murren, Baldwin and Jacobs, the Compensation Committee approved the annual base salaries set forth in such agreements that it believed would be required to retain the services of these executive officers for the term of the amended employment agreements. The base salaries for Messrs. Lanni, Baldwin and Jacobs were maintained at the same level that had been in place pursuant to their prior agreements. The Compensation Committee believes that these base salaries afford Messrs. Lanni, Baldwin and Jacobs sufficient guaranteed compensation and reflect the minimum annual compensation that is appropriate for each of them based on their past and anticipated contributions to our business. The amended employment agreement for Mr. Murren increased his annual base salary to match the annual base salary being paid to Mr. Baldwin. This decision by the Compensation Committee was made based on its determination that the value and importance of services provided by Mr. Murren were comparable to those provided by Mr. Baldwin. In connection with entering into a new employment agreement with Mr. D’Arrigo, the Compensation Committee approved the annual base salary in Mr. D’Arrigo’s agreement that it believed would be required to retain his services for the term of his agreement. Mr. D’Arrigo’s base salary was increased upon his promotion to Executive Vice President and Chief Financial Officer. This increase in Mr. D’Arrigo’s base salary was based on the Compensation Committee’s determination of the additional responsibilities and duties attendant to such promotion and the value and importance of the service that he will provide to us in the future. In connection with hiring Mr. Manzini, the Compensation Committee approved the annual base salary that it believed would be required to retain his services for the term of his agreement.

Non-Equity Incentive Awards.  Non-equity incentive awards, when appropriate, are determined by the Compensation Committee after the end of the fiscal year. The non-equity incentive awards to Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond for 2007 were paid pursuant to the MGM MIRAGE Annual Performance-Based Incentive Plan for Executive Officers, or the “Incentive Plan,” as initially adopted in 1997. Only the senior executive officers designated by the Compensation Committee are eligible to participate in this plan.

Within 90 days of the beginning of each calendar year, the Compensation Committee establishes performance goals, including specific performance objectives, and computation formulae or methods for determining each participant’s non-equity incentive award for that year. For 2007, the Compensation Committee established a pool based on a percentage of “pretax net income.” As defined by the Compensation Committee for 2007, pretax net income consisted of consolidated net income before taxes, less extraordinary items and certain other items, including gains or losses from the sale of discontinued operations and certain asset write-downs, and the transfer of assets to the joint venture with Dubai World. The Compensation Committee also considered whether the budget for the previous year was reasonable and whether the Company’s performance expectations had been achieved. The Compensation Committee then set the minimum performance measure to be achieved in order for non-equity incentive awards to be available under the Incentive Plan and the percentage of the pool payable to each participant if the target performance measure is met. In 2007, the maximum participation percentages in the pool for Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond were 27.9%, 20.8%, 20.8%, 9.7% and 20.8% respectively. Our specific performance targets, including our budgeted pretax net income, are confidential. In determining the minimum performance necessary to receive any bonus under the plan, as well as the percentage of the potential award that may be earned for each level of performance, the Compensation Committee reviews the pretax net income projected by the executive officers in relation to the prior year’s performance, general economic conditions, the competitiveness of our executive compensation within the industry, the non-equity award grants made in the prior year and the anticipated value of the services to be provided by the participants. Based on the foregoing, the Compensation Committee believed, at the time the performance measure was set for 2007, that the performance goals were attainable.

Pursuant to the Incentive Plan, at or after the end of each calendar year, the Compensation Committee is required to certify in writing whether the pre-established performance goals and objectives were satisfied for that year. For 2007, the Compensation Committee performed this step in March 2008. The Compensation Committee has no discretion to increase the amount of any participant’s award as determined by the formula, but even if the performance goals are met for any particular year the Compensation Committee may reduce or totally eliminate any participant’s award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Incentive Plan. In any case, no award to any individual under the plan may exceed $8,000,000 in any given year.

In 2007, the minimum performance measure set by the Compensation Committee was exceeded. Based on the foregoing factors and pursuant to the Incentive Plan, the Compensation Committee declared a non-equity incentive award of approximately $6,357,553, $4,739,681, $4,739,681 and $2,210,332 earned in 2007 by Messrs. Lanni, Murren, Baldwin and Jacobs, respectively, under the Incentive Plan. Mr. Redmond, who resigned in August 2007, received $4,739,681, his full bonus for 2007, and in 2008 he will receive approximately 2/3 of the award he would have received if he were serving for the entire year in 2008. The awards were approximately 3.2 times the base salary paid to each of the participants in 2007.

For 2008, the Compensation Committee has determined that, in order for any grant to be earned under the plan, the minimum performance measure during 2008 must be at least 70% of the projected pretax net income. If the 70% level is attained, the participants will be eligible to receive 80% of their maximum percentage in the pool. Thereafter, the awards will increase on a sliding scale basis so that if, for example, 80% of the projected pretax net income is achieved, the participants will be eligible to receive 90% of their maximum percentage and if 90% or greater of the target level is achieved, the participants will be eligible to receive 100% of their maximum percentage in the pool. In addition, the Compensation Committee set 2.3% (as compared to 2.5% in 2007) as the percentage of the 2008 pretax net income that will constitute the maximum bonus pool under the plan for 2008. Each participant’s percentage in the pool was set at the same respective percentage as 2007. In determining the minimum performance measure and the potential size of the bonus pool for 2008, the Compensation Committee considered the non-equity incentive compensation paid under the plan in 2007, pretax net income projected by the executive officers for 2008 in relation to the prior year’s performance, general economic conditions, the competitiveness of our executive compensation within the industry, and the anticipated value of the services to be provided by the participants. Based on the foregoing, the Compensation Committee believed, at the time the performance measure was set for 2008, that the performance goals were attainable.

In addition, the Compensation Committee has the ability to grant bonus awards outside of the Incentive Plan in any amount that the Compensation Committee deems appropriate; provided, however, that any such bonus payments may not be entitled to the same beneficial tax treatment provided with respect to the non-equity incentive awards under the Incentive Plan. For example, in 2005, the Compensation Committee approved a bonus to Mr. Jacobs of $700,000 in connection with his work on MGM Grand Macau. Half of his bonus was paid in 2005 when the Company entered into the agreement to develop MGM Grand Macau, and the remainder was paid in January 2008 after MGM Grand Macau opened for business in December 2007.

Equity-Based Compensation.  The Compensation Committee grants equity-based compensation under the 2005 Plan, which allows for the issuance of various forms of equity-based compensation, such as stock options, SARs and restricted stock.

The Compensation Committee administers all aspects of the 2005 Plan and is the only authorized body that can grant equity-based awards. The Compensation Committee generally meets on the first Monday of each month and considers recommendations from the Named Executives and other senior executives at each meeting regarding grants of equity-based awards to other executive officers and non-executive managers and employees. The dates for the regular meetings of the Compensation Committee are set at the beginning of the year. In connection with any award of stock options or stock appreciation rights, the exercise price for such stock options or stock appreciation rights is established as the closing price of the Common Stock on the New York Stock Exchange on the day of the Compensation Committee meeting in which such award is approved. With respect to a grant of an equity award to a new employee, although the Compensation Committee may pre-approve the terms of employment, including the proposed equity compensation, offered to a potential new employee prior to the acceptance or commencement of the employment, such grant of stock options or stock appreciation rights made in connection with such new employment occurs at the next scheduled meeting of the Compensation Committee following the commencement of such employment, and the exercise price of stock options or stock appreciation rights granted in connection with such employment is established as the closing price on the New York Stock Exchange on the date the Compensation Committee reaffirms such grant. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information. In addition, we do not time the release of material non-public information for the purpose of affecting the value of equity awards.

The Compensation Committee did not award any equity-based compensation to the Named Executives in 2007 with the exception of (1) the grant to Mr. D’Arrigo of 150,000 units of SARs in connection with his promotion and his corresponding assumption of additional responsibilities and duties as Executive Vice President and Chief Financial Officer, and (2) the grant to Mr. Manzini of 200,000 stock options in connection with entering into his employment agreement. In addition, on August 26, 2008, the Board of Directors, upon the recommendation of the Compensation Committee, approved the Exchange Program. The Compensation Committee believes that non-equity incentive awards paid to the Named Executives in 2007 as well as the grants of equity-based compensation in prior years, subject to the consummation of the Exchange Program, are currently sufficient to align the interests of the Named Executives with those of the Company’s stockholders. In addition, the Compensation Committee believes that the base salary that is guaranteed to the Named Executives in their employment agreements, the rights and benefits in the employment agreements that would be triggered if the Named Executives’ employment were terminated without cause or upon a change of control, and the unvested equity ownership held by the Named Executives were sufficient in 2007 to provide incentives for the executive officers to remain with us.

The Compensation Committee has generally awarded equity grants to the Named Executives in connection with the recruitment or promotion of the Named Executives and in connection with the successful consummation or implementation of significant transactions. For example, the Compensation Committee awarded options to purchase 1,200,000, 100,000, 700,000, 600,000, 400,000 and 600,000 shares of the Common Stock to Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs and Redmond, respectively, in 2005 in connection with the successful consummation of the Mandalay Resorts Group acquisition. The awards reflect the Compensation Committee’s assessment of the additional responsibilities of the Named Executives as a result of the acquisition, the benefit to us from the acquisition, and the Named Executives’ roles in consummating the transaction. Furthermore, the awards to Mr. Lanni and Mr. Murren also included options to purchase 100,000 shares of common stock as a reward for their specific roles in negotiating and finalizing the terms and conditions of the acquisition.

The foregoing notwithstanding, the Compensation Committee has on occasion awarded equity grants to the Named Executives independent of their recruitment and independent of any material corporate transaction. For example, in fiscal 2003, the Compensation Committee awarded equity grants to broad categories of employees, including the Named Executives, based upon the Compensation Committee’s assessment of the employee’s past and prospective value, the employee’s performance and the amount of equity awards previously granted, including the amount of vested awards, to such employee. In connection with such grant in fiscal 2003, Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs and Redmond received options to purchase 1,400,000, 90,000, 1,000,000, 1,200,000, 600,000 and 1,000,000 shares, respectively. In addition, the Board of Directors, upon the recommendation of the Compensation Committee, approved the Exchange Program on August 26, 2008 in response to the decline in the market price of our common stock that resulted in outstanding equity awards held by our employees with exercise prices significantly higher than the current market price. The Board of Directors determined that the outstanding equity awards with exercise prices significantly higher than the current market price may adversely affect our ability to retain the services of our employees, including our executive officers. As a result, after considering various factors, including accounting and tax treatment and potential dilution to our stockholders, the Board of Directors determined that the Exchange Program would be in our best interest and would assist us in meeting the objectives of our compensation program.

In order to assess the potential dilution to our stockholders, the Compensation Committee may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. Furthermore, the Compensation Committee may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made. However, the Compensation Committee does not take into account an employee’s holdings of vested but unexercised awards in determining additional awards to such employee, including a Named Executive. The Compensation Committee believes that calibrating future awards based on the holdings of previously vested but unexercised awards would create incentives for employees to exercise or sell shares subject to their prior grants. The Compensation Committee also does not take into account the value realized by an employee during a fiscal year from the exercise of equity awards granted during a prior year. The Compensation Committee believes that value realized by an employee from the exercise of any such equity award relates to services provided during the year of the grant or of vesting and not necessarily during the year of exercise. Furthermore, since certain equity awards to an employee have been made in connection with the employee’s contribution to the successful consummation and implementation of a transaction, the Compensation Committee believes that an equity award designed to reward a separate transaction should not be affected by the employee’s determination not to exercise a previously granted equity award.

When determining the type of equity award to be granted, the Compensation Committee makes its determination based on whether we should award grants that would have some realizable value irrespective of our performance (e.g., restricted stock versus stock options or SARs), and the potential dilution to the stockholders. For example, the Compensation Committee has in the past elected to issue restricted stock to certain executives in order to provide assurances that those executive officers would be entitled to a certain number of shares. Furthermore, the Exchange Program was designed to provide employees, including executive officers, the assurance of some realizable value of the equity awards upon vesting while reducing the potential dilution to the stockholders in the event of a significant increase in the price of our common stock. In most cases, however, the Compensation Committee grants to Named Executives equity-based awards, such as stock options or SARs, that require an increase in the common stock price for such awards to have any monetary value to the Named Executives.

Retirement Benefits.  As part of our overall benefits program, we maintain nonqualified deferred compensation plans (the “DCP”) and supplemental executive retirement plans (the “SERP”) in addition to a traditional 401(k) plan. The Compensation Committee believes these programs are an integral part of the total compensation for the Named Executives, as they provide a measure of long-term security to the Named Executives and are designed, in part, to provide an incentive for the Named Executives to remain with us. The Compensation Committee also believes that offering such plans is necessary in order to retain the Named Executives because most of our competitors provide supplemental retirement plans or benefits for its executives. In December 2007, the Compensation Committee determined that commencing January 1, 2008, no new persons would be added as participants in the SERP.

Under the DCP, participants are permitted to defer any portion of their salary or non-equity incentive awards on a pre-tax basis and accumulate tax-deferred earnings on their account. We match up to 4% of the participants’ base salary, less any amount contributed to the participants’ 401(k) plan, which contribution vests ratably over a three-year period. The contributions made by participants vest immediately. All of the Named Executives are participants in the DCP. In 2007, we contributed the maximum amount of $73,400, $7,400, $53,400, $53,400, $21,400 and $53,400 on behalf of Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs and Redmond, respectively, which contributions reflect 4% of the corresponding executive officer’s salary less a contribution of $6,750 made to each of the participants’ 401(k) plans. Mr. Manzini was not eligible for a match under the DCP or 401(k) plan in 2007.

Under the SERP, which is a nonqualified plan, we make an annual contribution that is estimated to provide a retirement benefit up to 65% of the final five-year average annual salary of the participant. However, a participant is not guaranteed any specific amount of benefits upon retirement, but is entitled to only such amount of the vested contributions and earnings on such contributions available in such participant’s account at the time of retirement. All contributions to the SERP are made by us. A portion of such contributions vests over three years of participation in the SERP. The remainder of such contributions vests over the later of five years of participation in the SERP and ten years of continuous service. All of the Named Executives are participants in the SERP. In 2007, we contributed $716,956, $49,544, $230,124, $374,904, $151,018, $37,621 and $258,733 to the SERP accounts of Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs, Manzini and Redmond, respectively.

Perquisites and Other Benefits.  As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and related services to the Named Executives at little or no additional cost to us. To the extent such products or services are for personal use, the Named Executives reimburse us for the cost of such product or service. We currently provide access to the fitness facilities located in the hotel in which a Named Executive’s office is located and offers certain products and services from our hotels at prices equal to our costs for such products and services. In addition, for the convenience of the executive officers and of the Company, we provide complimentary meals for business purposes at our restaurants to the Named Executives.

Pursuant to his employment agreement, Mr. Lanni may request the use of aircraft owned by us for personal use to travel between Nevada and California. Additionally, Mr. Lanni may request the use of such aircraft for up to three personal round trips in any calendar year, subject to availability. In 2007, Mr. Lanni reimbursed us in the amount of $171,742 for a portion of the costs associated with such flights. The unreimbursed portion of aggregate incremental cost associated with Mr. Lanni’s aircraft usage was $372,505, which consisted of $287,031 for traveling between Nevada and California and $85,474 for personal usage.

In addition, the aggregate amount of premiums paid for group life insurance and long term disability insurance on behalf of, and reimbursement for medical expenses and associated taxes to, Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs, Manzini and Redmond in 2007 was $59,438, $32,740, $60,995, $39,498, $55,699, $29,226, and $51,078, respectively. Instead of providing medical coverage through a third-party insurance company, we reimburse the Named Executives for medical expenses incurred by them and their dependents for covered procedures.

Severance Benefits and Change of Control.  In order to assist us in retaining the services of the executive officers, we have agreed to provide them with severance benefits in the event that their employment is terminated without cause or in the event of a change of control. In light of the fact that our success has made the services of the Named Executives extremely marketable, the Compensation Committee believes that it is necessary to provide assurances to the Named Executives that we will not terminate their employment without cause and without providing a certain level of severance benefits. When determining the level of the severance benefits to be offered in the employment agreements, the Compensation Committee considered the period of time it would normally require an executive officer to find comparable employment. Pursuant to the terms of Mr. Redmond’s employment agreement, upon his resignation, which occurred in August 2007, he continues to receive his annual base salary through the employment agreement’s term of January 4, 2010. In addition, for the remainder of his employment agreement’s term, (i) all of his unvested share-based awards will vest in accordance with their terms, (ii) the Company will continue to provide contributions on Mr. Redmond’s behalf to the DCP and SERP, and (iii) his health and life insurance will continue. He will also be entitled to receive an award under the Incentive Plan for a period of 12 months following his termination. The details of the specific severance benefits available under various termination or change of control scenarios for the other Named Executives are discussed in the “— Other Post-Employment Compensation” sub-section below, along with an estimate of the amounts to be paid to each Named Executive under each scenario.

Summary Compensation Table

The following table summarizes the compensation of the Named Executives for the year ended December 31, 2007.

							Change in
					Stock		Pension Value
					Appreciation		and
					Rights and	Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and title(A)	Year	(B)	(C)	(D)	(E)	(F)	Earnings	(G)	Total

J. Terrence Lanni	2007	$2,000,000	$—	$—	$3,138,028	$6,357,553	$—	$1,244,849	$12,740,430
Chairman and Chief Executive Officer	2006	2,000,000	—	550,458	5,481,564	6,567,893	—	1,087,206	15,687,121
Daniel J. D’Arrigo	2007	$390,385	$390,000	$—	$555,793	$—	$—	$96,434	$1,432,612
Executive Vice President and Chief Financial Officer
James J. Murren	2007	$1,500,000	$—	$—	$1,877,844	$4,739,681	$—	$351,269	$8,468,794
President and Chief Operating Officer	2006	1,500,000	—	275,229	3,296,472	4,896,493	—	352,321	10,320,515
Robert H. Baldwin	2007	$1,500,000	$—	$—	$1,691,250	$4,739,681	$—	$474,552	$8,405,483
Chief Design and Construction Officer	2006	1,500,000	—	275,229	2,997,698	4,896,493	—	474,786	10,144,206
Gary N. Jacobs	2007	$700,000	$350,000	$—	$1,077,770	$2,210,332	$—	$235,472	$4,573,574
Executive Vice President, General Counsel and Secretary	2006	700,000	—	91,743	1,894,136	2,283,461	—	266,570	5,235,910
Aldo Manzini	2007	$398,076	$940,000	$—	$715,741	$—	$—	$397,959	$2,451,776
Executive Vice President and Chief Administrative Officer
John T. Redmond	2007	$1,500,000	$—	$—	$1,641,520	$4,739,681	$—	$369,961	$8,251,162
Former President and Chief Executive Officer — MGM Grand Resorts, LLC	2006	1,500,000	—	275,229	2,893,368	4,896,493	—	335,085	9,900,175

(A)	On August 21, 2007, Mr. D’Arrigo was promoted from his position as Senior Vice President — Finance to the position of Executive Vice President and Chief Financial Officer; Mr. Murren was promoted from his position of President, Chief Financial Officer and Treasurer to the position of President and Chief Operating Officer; Mr. Baldwin was promoted from his position of President and Chief Executive Officer of Mirage Resorts, Incorporated to the position of Chief Design & Construction Officer; and Mr. Redmond’s employment terminated under the employer’s no cause termination section of Mr. Redmond’s employment agreement.

(B)	On September 16, 2005, we entered into new employment agreements with Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond. Each of the foregoing employment agreements provides for a term through January 4, 2010 and an annual base salary as follows: $2,000,000 for Mr. Lanni; $1,500,000 for Mr. Murren; $1,500,000 for Mr. Baldwin; $700,000 for Mr. Jacobs; and $1,500,000 for Mr. Redmond. We do not provide additional compensation to the foregoing officers who serve on the Board of Directors; therefore, none of the amounts reflected in this table represent additional compensation for services as directors for those persons. On March 1, 2007, we entered into an employment agreement with Mr. Manzini, and on June 19, 2007, we entered into a letter agreement which amended Mr. Manzini’s employment agreement. Mr. Manzini’s employment agreement provides for an annual base salary of $500,000 and an annual bonus up to a maximum of $750,000. On December 3, 2007, we entered into a new employment agreement with Mr. D’Arrigo. Mr. D’Arrigo’s employment agreement provides for an annual base salary of $500,000 and a bonus of up to a maximum of 100% of Mr. D’Arrigo’s annual base salary.

(C)	In 2005, the Compensation Committee approved a bonus to Mr. Jacobs of $700,000 in connection with his work on MGM Grand Macau. Half of his bonus was paid in 2005 when we entered into the agreement to develop MGM Grand Macau, and the remainder was paid in January 2008 after MGM Grand Macau opened for business in December 2007. Mr. Manzini’s employment agreement provides for an annual discretionary bonus up to a maximum of $750,000. Mr. D’Arrigo’s employment agreement provides for a bonus of up to a maximum of 100% of Mr. D’Arrigo’s annual base salary. In 2008, Mr. Manzini received a bonus of $625,000 for 2007, and he received a signing bonus in the amount of $315,000 upon execution of his employment agreement on March 1, 2007.

(D)	There were no grants of stock to the Named Executives during 2007 and there are no outstanding stock awards at December 31, 2007. The amount reflected in the table is the amount of compensation recognized during the year ended December 31, 2006 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS 123(R)”), and relates to grants of restricted stock made in 2002. The shares were awarded when the fair market value of our common stock was $17.62 and the restrictions lapsed with respect to 50% of the shares in 2005 and with respect to 50% of the shares in 2006. Mr. Lanni was awarded 300,000 restricted shares; Messrs. Murren, Baldwin and Redmond were awarded 150,000 restricted shares each; and Mr. Jacobs was awarded 50,000 restricted shares.

(E)	Stock appreciation rights were granted to Messrs. D’Arrigo and Manzini during 2007. A detailed list of stock options previously awarded to all the Named Executives and still outstanding is shown in the table below under “Outstanding Equity Awards at Fiscal Year-End.” The amount reflected in the above table is the amount of compensation recognized during the year ended December 31, 2007 for financial reporting purposes in accordance with SFAS 123(R), except that no forfeiture rate assumption has been applied to the amounts in the table. These stock options were valued using the Black-Scholes Model with assumptions as described in Note 15 to the our consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated by reference in this Information Statement.

(F)	Under the terms of the Incentive Plan, only the CEO and four other most highly compensated executive officers are eligible to participate in the Incentive Plan. For 2007, the Compensation Committee approved Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond for participation in the Incentive Plan. The Incentive Plan provides for payments to be made at the Compensation Committee’s discretion if we achieve a certain level of a defined performance measure, generally based on net income adjusted for certain items. The exact amount of the payment was calculated and paid in March 2008 based on our performance relative to the base target established in 2007 by the Compensation Committee. See also “Compensation Discussion and Analysis” for a further discussion of such awards to the participants in 2007. See also the “Grants of Plan-Based Awards” table for information about the performance-based grants under the Incentive Plan in 2007.

(G)	All other compensation for 2007 includes the following:

	Personal				Insurance
	Use of				Premiums
	Company	401(k)	DCP	SERP	and	Other	Other	Total Other
Name	Aircraft(1)	Match	Match(2)	Contribution(3)	Benefits(4)	Benefits(5)	Perquisites(6)	Compensation

Mr. Lanni	$388,305	$6,750	$73,400	$716,956	$59,438	$—	$—	$1,244,849
Mr. D’Arrigo	—	6,750	7,400	49,544	32,740	—	—	96,434
Mr. Murren	—	6,750	53,400	230,124	60,995	—	—	351,269
Mr. Baldwin	—	6,750	53,400	374,904	39,498	—	—	474,552
Mr. Jacobs	605	6,750	21,400	151,018	55,699	—	—	235,472
Mr. Manzini	380	—	—	37,621	29,226	330,732	—	397,959
Mr. Redmond	—	6,750	53,400	258,733	51,078	—	—	369,961

(1)	The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us and associated taxes. Aggregate incremental cost for all years shown was calculated based on average variable operating cost per flight hour multiplied by flight hours for each Named Executive Officer, less any amounts reimbursed by such Named Executive Officer. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes, are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. In accordance with his employment agreement, Mr. Lanni is permitted to use our aircraft for personal and commuter travel. In 2007, Mr. Lanni reimbursed us in the amount of $171,742 for a portion of the costs associated with such flights. The unreimbursed portion of aggregate incremental cost associated with Mr. Lanni’s aircraft usage was $372,505, which consisted of $287,031 for traveling between Nevada and California and $85,474 for personal usage.

(2)	The amounts in this column represent our matching contributions under the MGM MIRAGE Deferred Compensation Plan (“DCP”). The DCP allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a match by us of up to 4% of salary, net of any match by us received under the MGM MIRAGE 401(k) plan. All employee deferrals vest immediately. Our matching contributions vest ratably over a three-year period.

(3)	The amounts in this column represent our contributions under the MGM MIRAGE Supplemental Executive Retirement Plan (“SERP”). The SERP is a nonqualified plan under which we make quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Our contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of our contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and ten years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed.

(4)	The amounts in this column represent group life insurance premiums paid for the benefit of the Named Executives, reimbursement of medical expenses and associated taxes, and premiums for long term disability insurance for the benefit of the Named Executives.

(5)	The amount in this column represents reimbursement of moving expenses, relocation costs and associated taxes to Mr. Manzini in 2007.

(6)	As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the Named Executives at little or no additional cost to us. To the extent such products or services are for personal use, the Named Executive reimburses us for the cost of such product or service. We currently provide access to the fitness facilities located in the hotel in which a Named Executive’s office is located and offers certain products and services from our hotels at prices equal to our costs for such products and services. In no case did the value of such perquisite, computed based on the incremental cost to the Company, exceed $10,000 per individual in 2007.

Grants of Plan-Based Awards

The table below sets forth certain information regarding plan-based awards granted during 2007 to the Named Executives.

								All Other	All Other
								Stock	Option/SAR
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future			Number of	Number of	Exercise	Fair Value
		Under Non-Equity			Payouts Under Equity			Shares of	Securities	Price of	of Stock
	Grant	Incentive Plan Awards(A)			Incentive Plan Awards			Stock or	Underlying	Option/SAR	Option/SAR
Name	Date	Threshold	Target	Maximum	Threshold	Target	Awards	Units	Options	Awards	Awards

J. Terrence Lanni	NA	$4,533,750	$6,821,000	$8,000,000	NA	NA	NA	NA	NA	NA	NA
Daniel J. D’Arrigo	9/10/07	NA	NA	NA	NA	NA	NA	NA	150,000	$82.60	$4,075,215
James J. Murren	NA	3,380,000	5,085,000	8,000,000	NA	NA	NA	NA	NA	NA	NA
Robert H. Baldwin	NA	3,380,000	5,085,000	8,000,000	NA	NA	NA	NA	NA	NA	NA
Gary N. Jacobs	NA	1,576,250	2,371,000	8,000,000	NA	NA	NA	NA	NA	NA	NA
Aldo Manzini	3/5/07	NA	NA	NA	NA	NA	NA	NA	200,000	65.13	4,035,560
John T. Redmond	NA	3,380,000	5,085,000	8,000,000	NA	NA	NA	NA	NA	NA	NA

(A)	The Compensation Committee approved the criteria for determining 2007 payouts under and the participants in the Incentive Plan in March 2007. Awards may be made if we achieve a minimum level of pre-tax operating income, defined as income from continuing operations before income taxes, excluding write-downs of long-

lived assets and including the results of discontinued operations prior to the date of disposition. The Compensation Committee established a “pool” of 2.5% of pre-tax operating income that could be allocated among the Named Executives, based on the following percentages: Mr. Lanni — 27.9%; Messrs. Murren, Baldwin and Redmond — 20.8% each; and Mr. Jacobs — 9.7%. For 2007, the threshold amount of pre-tax operating income was set at $650,000,000. See “Compensation Discussion and Analysis — Elements of Compensation — Non-Equity Incentive Awards.”

The “target” amount is not defined in the Incentive Plan. For purposes of the disclosure above, the target amount was calculated based on the corresponding amount of the defined performance measure actually realized for the year ended December 31, 2006. The maximum individual award under the Incentive Plan is $8 million in each case. The Compensation Committee retains full discretion to reduce or eliminate a payment under the Incentive Plan, even if the threshold or target amounts set pursuant to the Incentive Plan are achieved. In March 2008, the Compensation Committee made awards for 2007 as set forth under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(B)	Represents the fair value of the SAR awards granted on their respective grant dates. The fair value is calculated in accordance with SFAS 123(R) using the Black -Sholes valuation model. For additional information, refer to Note 15 of our consolidated financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference in this Information Statement. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding outstanding equity awards of the Named Executives at December 31, 2007. At December 31, 2007, there were no securities underlying unexercised unearned options as part of equity incentive plans and there were no outstanding stock awards that have not vested.

	Option/SAR Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option/SAR	Option
	Options:	Options:	Exercise	Expiration
Name	Exercisable	Unexercisable(A)	Price	Date

J. Terrence Lanni	180,000	280,000	$12.74	2/27/2013
J. Terrence Lanni	440,000	660,000	34.05	5/3/2012
J. Terrence Lanni	40,000	60,000	34.36	5/10/2012
Daniel J. D’Arrigo	18,000	—	17.08	7/5/2010
Daniel J. D’Arrigo	9,000	—	17.08	8/5/2011
Daniel J. D’Arrigo	50,000	—	17.40	9/2/2012
Daniel J. D’Arrigo	17,000	18,000	12.74	2/27/2013
Daniel J. D’Arrigo	40,000	60,000	34.05	5/3/2012
Daniel J. D’Arrigo	—	150,000	82.60	9/10/2014
James J. Murren	150,000	—	6.66	6/22/2008
James J. Murren	500,000	—	11.94	12/13/2009
James J. Murren	300,000	—	16.25	5/31/2010
James J. Murren	800,000	200,000	12.74	2/27/2013
James J. Murren	240,000	360,000	34.05	5/3/2012
James J. Murren	40,000	60,000	34.36	5/10/2012
Robert H. Baldwin	327,187	240,000	12.74	2/27/2013
Robert H. Baldwin	240,000	360,000	34.05	5/3/2012
Gary N. Jacobs	277,800	—	16.66	6/1/2010
Gary N. Jacobs	120,000	120,000	12.74	2/27/2013
Gary N. Jacobs	160,000	240,000	34.05	5/3/2012
Aldo Manzini	—	200,000	65.13	3/4/2014
John T. Redmond	100,000	200,000	12.74	2/27/2013
John T. Redmond	120,000	240,000	34.05	5/3/2012

(A)	Outstanding unexercisable options/SARs vest as follows:

	Securities
	Underlying
	Unexercised	Option/SAR	Option/SAR
	Options/SARs	Exercise	Expiration
Name	Unexercisable	Price	Date	Vesting

J. Terrence Lanni	280,000	$12.74	2/27/2013	280,000 vested 2/27/2008
J. Terrence Lanni	660,000	34.05	5/3/2012	220,000 vest 5/3/2008 220,000 vest 5/3/2009 220,000 vest 5/3/2010
J. Terrence Lanni	60,000	34.36	5/10/2012	20,000 vest 5/10/2008 20,000 vest 5/10/2009 20,000 vest 5/10/2010
Daniel J. D’Arrigo	18,000	12.74	2/27/2013	18,000 vested 2/27/2008
Daniel J. D’Arrigo	60,000	34.05	5/3/2012	20,000 vest 5/3/2008 20,000 vest 5/3/2009 20,000 vest 5/3/2010
Daniel J. D’Arrigo	150,000	82.60	9/10/2014	30,000 vest 9/10/2008 30,000 vest 9/10/2009 30,000 vest 9/10/2010 30,000 vest 9/10/2011 30,000 vest 9/10/2012
James J. Murren	200,000	12.74	2/27/2013	200,000 vested 2/27/2008
James J. Murren	360,000	34.05	5/3/2012	120,000 vest 5/3/2008 120,000 vest 5/3/2009 120,000 vest 5/3/2010
James J. Murren	60,000	34.36	5/10/2012	20,000 vest 5/10/2008 20,000 vest 5/10/2009 20,000 vest 5/10/2010
Robert H. Baldwin	240,000	12.74	2/27/2013	240,000 vested 2/27/2008
Robert H. Baldwin	360,000	34.05	5/3/2012	120,000 vest 5/3/2008 120,000 vest 5/3/2009 120,000 vest 5/3/2010
Gary N. Jacobs	120,000	12.74	2/27/2013	120,000 vested 2/27/2008
Gary N. Jacobs	240,000	34.05	5/3/2012	80,000 vest 5/3/2008 80,000 vest 5/3/2009 80,000 vest 5/3/2010
Aldo Manzini	200,000	65.13	3/4/2014	40,000 vested 3/4/2008 40,000 vest 3/4/2009 40,000 vest 3/4/2010 40,000 vest 3/4/2011 40,000 vest 3/4/2012
John T. Redmond	200,000	12.74	2/27/2013	200,000 vested 2/27/2008
John T. Redmond	240,000 (1)	34.05	5/3/2012	120,000 vest 5/3/2008 120,000 vest 5/3/2009

(1)	Amount shown does not include 120,000 shares underlying options that would have vested on May 3, 2010 but will not vest since such date occurs after the expiration of the term of Mr. Redmond’s employment agreement with the Company. In the event a change of control of the Company were to occur prior to the expiration of Mr. Redmond’s employment agreement on January 4, 2010, those additional 120,000 shares underlying options would vest in accordance with the terms of Mr. Redmond’s employment agreement.

Option/SAR Exercises and Stock Vested

The following table sets forth option exercises for the Named Executives during 2007.

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J. Terrence Lanni	220,000	$12,585,612	—	$—
Daniel J. D’Arrigo	10,000	587,600	—	—
James J. Murren	300,000	22,252,935	—	—
Robert H. Baldwin	632,813	47,189,284	—	—
Gary N. Jacobs	300,000	18,770,979	—	—
Aldo Manzini	—	—	—	—
John T. Redmond	420,000	24,622,025	—	—

For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, times the number of options exercised.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation for the Named Executives during 2007.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
Name	Contributions	Contributions(A)	Earnings(B)	Distributions	Year-End(C)

J. Terrence Lanni
DCP(D)	$197,097	$73,400	$381,463	$—	$3,274,782
SERP(E)	—	716,956	672,974	—	6,183,407

Total	197,097	790,356	1,054,437	—	9,458,189
Daniel J. D’Arrigo
DCP(D)	59,519	7,400	12,947	—	276,374
SERP(E)	—	49,544	9,269	—	212,741

Total	59,519	56,944	22,216	—	489,115
James J. Murren
DCP(D)	564,649	53,400	172,060	—	5,113,665
SERP(E)	—	230,124	57,946	—	1,516,562

Total	564,649	283,524	230,006	—	6,630,227
Robert H. Baldwin
DCP(D)	60,000	53,400	225,989	—	3,509,619
SERP(E)	—	374,904	182,302	—	3,091,975

Total	60,000	428,304	408,291	—	6,601,594
Gary N. Jacobs
DCP(D)	640,865	21,400	100,519	—	3,150,240
SERP(E)	—	151,018	54,954	—	1,204,334

Total	640,865	172,418	155,473	—	4,354,574
Aldo Manzini
DCP(D)	20,000	—	(233)	—	19,767
SERP(E)	—	37,621	(555)	—	37,066

Total	20,000	37,621	(788)	—	56,833
John T. Redmond
DCP(D)	39,231	53,400	49,348	—	1,167,562
SERP(E)	—	258,733	70,025	—	1,766,871

Total	39,231	312,133	119,373	—	2,934,433

(A)	All of these amounts were included as “All Other Compensation” in the Summary Compensation Table.

(B)	None of these amounts were included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(C)	Of these amounts, the following were included in the Summary Compensation Table in the current and previous years:

	DCP	SERP	Total
	Company	Company	Company
Name	Contributions	Contributions	Contributions

J. Terrence Lanni	$487,100	$4,570,595	$5,057,695
Daniel J. D’Arrigo	7,400	49,544	56,944
James J. Murren	359,100	1,326,869	1,685,969
Robert H. Baldwin	343,100	2,468,118	2,811,218
Gary N. Jacobs	155,100	1,004,888	1,159,988
Aldo Manzini	—	37,621	37,621
John T. Redmond	323,100	1,565,334	1,888,434

(D)	The DCP allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a match by us of up to 4% of salary, net of any match by us received under the MGM MIRAGE 401(k) plan. All employee deferrals vest immediately. Our matching contributions vest ratably over a three-year period. The vested balance of a participant’s account is payable either as a lump sum in quarterly installments upon retirement, termination or death of the participant. In addition, a participant may elect to receive the vested balance of his account in a lump sum in an amount equal to the participant’s corresponding annual deferral, as adjusted in accordance with the indexing of the account to select investment funds, on date that is no earlier than five years from the date of the deferral. On a limited basis, and upon approval by the plan committee, the participant may receive a lump sum payment in the case of an unforeseen financial emergency. In connection with the adoption of the Deferred Compensation Plan II (“DCP II”) in January 2005, which complies with the American Jobs Creation Act of 2004, the balance of matching contributions under the Company’s former deferred compensation plan were transferred to the DCP II. Contributions to the prior plan were suspended effective January 1, 2005.

(E)	The SERP is a nonqualified plan under which we make quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Our contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan . A portion of our contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and ten years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed. The vested and non-for-forfeited balance of a participant’s account under the SERP is payable as a lump sum or in quarterly installments upon retirement, termination or death. On a limited basis, and upon approval by the plan committee, the participant may receive a lump sum payment in the case of an unforeseen financial emergency. In connection with the adoption of the Supplemental Executive Retirement Plan II (“SERP II”) in January 2005, which complies with the American Jobs Creation Act of 2004, the balance of matching contributions under our former supplemental executive retirement plan were transferred to the SERP II. Contributions to the prior plan were suspended effective January 1, 2005.

Other Post-Employment Compensation

We may terminate any of our employment agreements with the Named Executives for good cause, which includes termination for death or disability. If the termination is for good cause other than for death or disability, the Named Executive will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but we will have no further obligations to the Named Executive.

If any of the employment agreements with the Named Executives, other than Mr. D’Arrigo and Mr. Manzini, is terminated as a result of death or disability, the Named Executive (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, the Named Executive (or his beneficiary) will be entitled to exercise those of his unexercised share-based awards that would have vested as of the first anniversary of the date of termination, and any shares of restricted stock will immediately vest. If Mr. D’Arrigo’s or Mr. Manzini’s employment agreement is terminated as a result of death or disability, Mr. D’Arrigo and Mr. Manzini (or their respective beneficiaries) will be entitled to receive Mr. D’Arrigo’s or Mr. Manzini’s salary, as applicable, for a three-month period following his termination.

If we terminate any of the employment agreements, other than Mr. D’Arrigo’s or Mr. Manzini’s, for other than good cause, we will pay the Named Executive’s salary for the remaining term of the agreement and his bonus during the 12-month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor. Additionally, each of these agreements provide that for the remainder of the term, (i) all unvested share-based awards will vest in accordance with their terms, (ii) we will provide contributions, on the Named Executive’s behalf, to the DCP and SERP and (iii) certain other employee benefits, such as health and life insurance will continue. If Mr. D’Arrigo’s or Mr. Manzini’s employment agreement is terminated without cause, we will pay their salary for the remaining term of their respective agreements and maintain them as a participant in all health and insurance programs in which they or their dependents are then participating for the remaining term of their agreements or until those benefits are provided by another employer. Neither of Mr. D’Arrigo or Mr. Manzini will be eligible for a discretionary bonus or new grants of stock options, SARs or other stock-based compensation but previously granted options, SARs or other stock-based compensation will continue to vest for a specified period. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if a Named Executive works for or otherwise provides services to a third party

If a Named Executive, other than Mr. D’Arrigo or Mr. Manzini, seeks to terminate his employment agreement for good cause, he must give us 30 days notice to cure the breach. If such breach is not cured (and we do not invoke our right to arbitration), the termination will be treated as a termination for other than good cause by us as described in the preceding paragraph. However, if we invoke our arbitration right, the Named Executive must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause. If Mr. D’Arrigo or Mr. Manzini seeks to terminate his employment for good cause, he must give us 30 days notice to cure the breach or dispute the fact that good cause exists, in which case the dispute will be resolved by arbitration and the agreement will continue in full force until the matter is resolved. If the agreement is terminated by Mr. D’Arrigo or Mr. Manzini for good cause, they will be entitled to exercise their vested but unexercised stock options to acquire stock, SARs or other stock-based compensation, if any, upon compliance with the terms and conditions required to exercise those options, SARs or other stock-based compensation, but we will have no further obligations to Mr. D’Arrigo or Mr. Manzini.

If there is a change of control, all of the Named Executive’s unvested share-based awards will fully vest. In addition, the Named Executive officers, other than Mr. D’Arrigo and Mr. Manzini, may terminate their employment agreement upon delivery of 30 days prior notice, no later than 90 days following the date of the change of control. In such event, we will pay the Named Executive a lump sum amount equal to the sum of (x) his unpaid salary through the end of the term of the agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, we will provide contributions, on his behalf, to the SERP and DCP in accordance with their terms, and certain employee benefits, such as health and life insurance.

The following table indicates the estimated amounts that would be payable to each Named Executive upon a termination under the scenarios outlined above, excluding termination by us for good cause other than death or disability. For all Named Executives other than Mr. Redmond, the estimated amounts payable are calculated assuming that such termination occurred on December 31, 2007, and using the closing price of the common stock at December 31, 2007, for purposes of the calculations as required by the SEC. On August 21, 2007, Mr. Redmond’s employment terminated under the employer’s no cause termination section of Mr. Redmond’s employment agreement, which remains in effect through January 4, 2010. The table indicates the estimated amounts payable to Mr. Redmond based upon a termination by us without good cause on August 21, 2007, and using the closing price of the common stock at August 21, 2007, for purposes of the calculations as required by the SEC. The table also indicates the estimated amounts that would be payable to Mr. Redmond upon a termination due to death or disability or a change in control assuming such termination occurred on December 31, 2007, and using the closing price of the common stock at December 31, 2007, for purposes of the calculations as required by the SEC. There can be no assurance that these scenarios would produce the same or similar results as those disclosed herein if any of these events occur in the future. Given these guidelines, we believe the assumptions listed below, which were used to calculate the amounts disclosed in the table, are reasonable for purposes of this disclosure.

		Non-Equity		Vesting of
		Incentive Plan	Pension	Stock Options
	Salary(A)	Payments(B)	Enhancement(C)	or SARS(D)	Other(E)	Total

Death or Disability
J. Terrence Lanni	$2,000,000	6,357,553	$—	$31,945,000	$—	$40,302,553
Daniel J. D’Arrigo	125,000	—	—	—	—	125,000
James J. Murren	1,500,000	4,739,681	—	21,245,600	—	27,485,281
Robert H. Baldwin	1,500,000	4,739,681	—	23,103,600	—	29,343,281
Gary N. Jacobs	700,000	2,210,332	—	12,551,200	—	15,461,532
Aldo Manzini	125,000	—	—	—	—	125,000
John Redmond	1,500,000	4,739,681	—	23,103,600	—	29,343,281
Company Terminates Without Good Cause
J. Terrence Lanni	$4,000,000	12,715,106	$1,594,212	$43,931,600	$118,876	$62,359,794
Daniel J. D’Arrigo	1,847,945	—	—	2,325,040	121,003	4,293,988
James J. Murren	3,000,000	9,479,362	580,548	28,235,200	121,990	41,417,100
Robert H. Baldwin	3,000,000	9,479,362	870,108	29,100,000	78,996	42,528,466
Gary N. Jacobs	1,400,000	4,420,664	358,336	16,548,800	111,398	22,839,198
Aldo Manzini	1,583,562	—	—	755,600	92,562	2,431,724
John Redmond	3,563,014	7,899,468	637,766	24,444,000	102,156	36,646,404
Named Executive Terminates for Good Cause
J. Terrence Lanni	$4,000,000	12,715,106	$1,594,212	$43,931,600	$118,876	$62,359,794
Daniel J. D’Arrigo	—	—	—	—	—	—
James J. Murren	3,000,000	9,479,362	580,548	28,235,200	121,990	41,417,100
Robert H. Baldwin	3,000,000	9,479,362	870,108	29,100,000	78,996	42,528,466
Gary N. Jacobs	1,400,000	4,420,664	358,336	16,548,800	111,398	22,839,198
Aldo Manzini	—	—	—	—	—	—
Change of Control
J. Terrence Lanni	$4,000,000	19,072,659	$1,594,212	$55,918,200	$118,876	$80,703,947
Daniel J. D’Arrigo	1,847,945	—	—	4,494,240	121,003	6,463,188
James J. Murren	3,000,000	14,219,043	580,548	35,224,800	121,990	53,146,381
Robert H. Baldwin	3,000,000	14,219,043	870,108	35,096,400	78,996	53,264,547
Gary N. Jacobs	1,400,000	6,630,996	358,336	20,546,400	111,398	29,047,130
Aldo Manzini	1,583,562	—	—	3,778,000	92,562	5,454,124
John Redmond	3,000,000	7,899,468	637,766	32,245,200	102,156	43,884,590

(A)	For Named Executives, other than Mr. Manzini and Mr. D’Arrigo, salary is paid for 12 months following the date of death or disability. For Mr. Manzini and Mr. D’Arrigo salary is paid for 3 months following the date of death or disability. Salary is paid for the remaining term of the employment contract upon termination without cause or a change of control. These payments are made at regular payroll intervals.

(B)	Non-equity incentive plan amounts payable upon death or disability are assumed to be equal to the non-equity incentive plan amounts paid in 2008 for 2007. Such amounts upon termination by us without good cause are based upon a non-discretionary payment for the year in which such termination occurred through the date of termination and for a period of one year after termination based on amounts paid in 2008 for 2007. Non-equity incentive amounts paid upon a change of control are based upon a non-discretionary payment through the remaining term of the employment agreement based on amounts paid in 2008 for 2007.

(C)	For Named Executives, other than Mr. Manzini and Mr. D’Arrigo, includes estimated continued company contributions to the SERP and DCP under each of the termination scenarios.

(D)	As stated above, the value of unvested stock options that would vest under each of these termination scenarios is based on the closing price of the common stock at December 31, 2007 except in the case of a termination by us without good cause for Mr. Redmond, in which case the value of unvested stock options that would vest is based on the closing price of the common stock at August 21, 2007.

(E)	Includes an estimate of group life insurance premiums, reimbursement of medical expenses and associated taxes and premiums for long term disability insurance to be provided under each of the scenarios based on actual amounts paid out in 2007.

DIRECTOR COMPENSATION

The following table sets forth information regarding director compensation during 2007.

					Change in
					Pension
			Stock		Value and
			Appreciation		Nonqualified
	Fees Earned		Rights and	Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(A)	Awards	Awards(B)	Compensation	Earnings	Compensation(C)	Total

Directors
Willie D. Davis	$82,500	$—	$168,242	$—	$—	$—	$250,742
Kenny C. Guinn	79,500	—	61,203	—	—	—	140,703
Alexander M. Haig, Jr.	109,000	—	168,242	—	—	50,000	327,242
Alexis Herman	100,500	—	168,242	—	—	—	268,742
Roland Hernandez	178,500	—	168,242	—	—	—	346,742
Kirk Kerkorian	59,000	—	—	—	—	—	59,000
Anthony Mandekic	88,000	—	123,744	—	—	—	211,744
Rose McKinney-James	102,500	—	168,918	—	—	—	271,418
Daniel J. Taylor	69,500	—	129,733	—	—	—	199,233
Melvin B. Wolzinger	84,000	—	168,242	—	—	—	252,242
Former Directors
James D. Aljian(D)	29,500	—	35,301	—	—	—	64,801
Ronald M. Popeil(E)	73,500	—	168,242	—	—	—	241,742

(A)	Directors who are compensated as full-time employees of the Company or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full-time employee of the Company or its subsidiaries is paid $50,000 per annum, plus $1,500 for each Board meeting attended (regardless of whether such Board meeting is attended in person or telephonically). The Chair of the Audit Committee receives an annual fee of $25,000 plus a fee of $2,500 per meeting attended. Each other member of the Audit Committee receives $1,500 for each meeting attended. The Chair of the Compensation Committee receives a fee of $1,500 per meeting attended. Each other member of the Compensation Committee receives $1,000 for each meeting attended. The Chair of the Diversity Committee receives an annual fee of $10,000 plus a fee of $2,500 per meeting attended. Each other member of the Diversity Committee receives $1,500 for each meeting attended. The Presiding Director receives an annual fee of $20,000. Directors are also reimbursed expenses for attendance at Board and Committee meetings. The foregoing fees are paid quarterly. In addition, Ms. McKinney-James receives an annual fee of $5,000 for serving on the Board of Directors of MGM Grand Detroit, LLC, which fee is payable in equal quarterly installments. In 2007, Ms. McKinney-James received $2,500 for a partial year of service on the Board of Directors of MGM Grand Detroit, LLC. In addition, Mr. Hernandez received a fee in 2007 in the amount of $40,000 for serving as Chair of a special Transaction Committee formed to evaluate an offer by Tracinda to purchase the Bellagio and CityCenter properties on the Las Vegas Strip; and Mr. Guinn and Ms. McKinney-James each received a fee of $20,000 for their service on the Transaction Committee.

(B)	The amount reflected in the table is the amount of compensation recognized during the year ended December 31, 2007 for financial reporting purposes in accordance with SFAS 123(R), except that no forfeiture rate assumption has been applied to the amounts in the table. Each of the directors, except Mr. Kerkorian and directors who are full-time employees of the Company or its subsidiaries, received a grant of 20,000 stock appreciation rights in 2007, with a total grant-date fair value of $501,000 for each director who received the grant. Mr. Taylor also received an initial grant of 20,000 stock appreciation rights upon becoming a member of the Board of Directors in March 2007, with a total grant-date fair value of $438,000. All grants to directors were valued using the Black-Scholes Model with assumptions as described in Footnote 15 to the Company’s Consolidated Financial Statements, which are included in the Company’s 2007 Annual Report on Form 10-K, which is incorporated by reference in this Information Statement. As of December 31, 2007, the above directors had outstanding option and stock appreciation rights awards as follows: 79,750 for Mr. Davis; 20,000 for Mr. Guinn; 112,000 for Mr. Haig; 65,000 for Ms. Herman; 75,000 for Mr. Hernandez; 40,000 for Mr. Mandekic; 49,000 for Ms. McKinney-James; 112,000 for Mr. Popeil; 40,000 for Mr. Taylor; and 112,000 for Mr. Wolzinger.

(C)	Except for Mr. Haig, the amounts in this column represent total perquisites, which individually do not exceed $10,000. The Board of Directors has adopted a policy on benefits available to non-employee directors. The policy provides for a limited number of complimentary entertainment tickets for the personal use of directors, as well as complimentary rooms, food and beverages for directors and their spouses or significant others when staying at one of our properties on business for us and for complimentary rooms only when not on business for us. The policy further provides for a limited number of discounted rooms, on a space available basis, for friends and family of directors staying at a Company property. During 2007, Mr. Haig rendered consulting services to us, for which he received a fee of $50,000.

(D)	Mr. Aljian passed away in April 2007.

(E)	Mr. Popeil resigned as a director effective May 13, 2008.

OTHER INFORMATION

We will bear all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We intend to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto.

INCORPORATION BY REFERENCE

We hereby incorporate by reference into this Information Statement Items 6, 7, 7A and 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008, and our Quarterly Report on 10-Q for the period ended June 30, 2008, filed with the Securities and Exchange Commission on August 11, 2008. We will provide, without charge, to each person to whom an Information Statement is delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the information incorporated herein by reference (not including exhibits). Such requests may be directed to John McManus, Senior Vice President, Assistant General Counsel and Assistant Secretary, MGM MIRAGE, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, telephone: (702) 632-9877.

By Order of the Board of Directors,

/s/ J. Terrence Lanni
J. Terrence Lanni
Chairman of the Board
and Chief Executive Officer